Exhibit 99.2

FOR IMMEDIATE RELEASE	NR09-20

DYNEGY ANNOUNCES COMPLETION OF TRANSACTION WITH LS POWER

•	Approximately $1 billion in cash now available to address near-term debt maturities and other obligations

•	Redeems 245 million of its Class B shares, eliminating dual-class stock structure and associated Class B rights and restrictions

•	Closes sale of select natural gas-fired assets while maintaining a diversified 13,000-megawatt power generation portfolio with significant upside potential to economic and power market recovery

HOUSTON (December 1, 2009) – Dynegy Inc. (NYSE: DYN) today announced that it has completed its previously announced transaction with LS Power.  As a result of the closing, the transaction has increased Dynegy’s strategic and financial flexibility and provided a means for addressing near-term debt maturities.  The transaction also transforms Dynegy’s stockholder structure into a 100 percent publicly held company with a diversified base of 13,000 megawatts of core operating assets.

“This transaction provides benefits to the company and our investors on several fronts, beginning with an increase in liquidity to approximately $3 billion, enabling Dynegy to now deleverage by addressing near-term debt maturities,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “We also redeemed approximately 30 percent of our outstanding shares, eliminating the dual-class stock structure and associated rights and restrictions.  This resulted in a streamlined 100 percent publicly held share ownership structure with enhanced flexibility for pursuing value-creating options for investors.

“By selling certain assets, we have effectively reshaped our power generation portfolio with a strategic emphasis on baseload and intermediate assets and less weighted toward peaking plants that run infrequently,” Williamson added.  “Going forward, we believe we have a strong, diversified power generation portfolio with upside potential to economic and power market recovery.  Our focus is on operating these plants in a safe, reliable and low-cost manner to capture market opportunities as they occur.”

Details of Transaction

As provided by the terms of the agreements with LS Power, Dynegy has received approximately $970 million in cash (consisting, in part, of the release of $175 million of restricted cash used to support its funding commitment to Sandy Creek and approximately $200 million for the unsecured senior notes), subject to further working capital adjustments, and 245 million of its Class B shares from LS Power.  In exchange, Dynegy sold to LS Power five peaking and three combined-cycle generation assets, as well as Dynegy’s remaining interest in the Sandy Creek project under construction in Texas.  LS Power also received $235 million in principal amount of 7.5 percent senior unsecured notes due 2015.

The remaining 95 million Class B shares held by LS Power have been converted into the same number of Class A shares, representing approximately 15 percent of Dynegy’s Class A common stock outstanding.  With the conversion, the special approval, board representation, and other rights associated with the former Class B shares were eliminated.  In connection with the conversion, LS Power and Dynegy terminated the existing shareholder agreement, and a new shareholder agreement became effective.  Among other things, the new agreement generally restricts LS Power from increasing its ownership for a specified period.

Key Benefits of the Transaction

The transaction is immediately accretive to Dynegy’s Adjusted EBITDA on a per share basis, as well as to earnings (loss) per share attributable to Dynegy Inc. common stockholders.

Other key benefits of the transaction include:

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Increased Liquidity and Financial Flexibility:  Dynegy currently has approximately $3 billion in liquidity, including approximately $1.6 billion in cash available.  The cash proceeds received will enable the company to significantly reduce both near-term debt maturities and total debt outstanding.

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Diversified Asset Portfolio:  The generation assets sold to LS Power include five peaking facilities (Riverside and Bluegrass in Kentucky, Rocky Road and Tilton in Illinois, and Renaissance in Michigan) as well as three combined-cycle facilities (Arlington Valley and Griffith in Arizona and Bridgeport in Connecticut).  Dynegy is retaining a strategic portfolio of low-cost, well-operated assets that is diverse in terms of geography, fuel and dispatch.  This 13,000 megawatts of generating capacity is located across seven U.S. states with 43 percent of the company’s portfolio located in the Midwest, 32 percent in the West and 25 percent in the Northeast.  Thirty-four percent of Dynegy’s generating capacity is natural gas-fired combined-cycle capacity, 25 percent is natural gas-fired peaking capacity, 31 percent is baseload coal/fuel oil capacity and 10 percent is dual fuel capacity.

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Leveraged to Power Market Recovery:  Dynegy is preserving strategic core operating assets leveraged to both prices and demand.  The assets that were sold include peaking assets that are typically marginal, and two of the combined-cycle units have long-term contracts that expire in 2017 or later, limiting their upside potential should market conditions improve.  Dynegy is maintaining a prudently hedged position with more than 95 percent of its expected generation volumes contracted through 2010.  In the future, the company’s baseload coal and natural gas combined-cycle assets are expected to provide the most value through anticipated increases in pricing and heat rate expansion.

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Eliminated Dual-Class Stock Structure and Enhanced Strategic Flexibility:  By eliminating its dual-class stock structure, Dynegy significantly enhances its strategic flexibility and achieves a more simplified and traditional corporate governance structure.  Dynegy will continue its focus on the long-term fundamentals of power generation and the pursuit of strategic value capture opportunities.

Accounting Treatment

Dynegy expects to record a fourth quarter net loss on the sale of assets of approximately $85 million related to the sale of the company’s Sandy Creek investment.  However, this estimate could change materially based on changes in the value of the investment in Sandy Creek from September 30, 2009, through the transaction closing.  Further, Dynegy expects to record additional gains or losses on the sale of these assets in the fourth quarter 2009, based on changes subsequent to September 30, 2009, in the fair value of the shares received as part of the consideration for this transaction, changes in the fair value of debt issued, and changes in working capital items not reimbursed by the purchaser.

 Financial and Legal Advisors

•	Greenhill & Co. acted as financial advisor on the transaction to the Independent Director Committee of Dynegy’s Board of Directors and provided a fairness opinion related to the transaction.
•	Goldman Sachs acted as financial advisor to Dynegy and provided a fairness opinion related to the transaction.
•	Sullivan & Cromwell LLP acted as legal counsel to the Independent Director Committee of Dynegy’s Board of Directors.
•	Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Dynegy.

Non-GAAP Financial Measures

The non-GAAP financial measure of Adjusted EBITDA is used by management to evaluate Dynegy’s business on an ongoing basis.  The definition, purposes and uses of Adjusted EBITDA are included in the Form 8-K filed with the SEC on November 5, 2009, which is available in the “Investor Relations” section of Dynegy’s website at www.dynegy.com.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets.  The power generation portfolio consists of approximately 13,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Certain statements included in this news release are intended as “forward-looking statements.”  These statements include assumptions, expectations, predictions, intentions or beliefs about future events.  Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements, which include statements contained in this news release regarding: how the proceeds of the transaction will be deployed; the make-up and advantages of our portfolio going forward; our business strategy, including any statements regarding hedging or contracted rates and what types of units will provide the most value; and gains or losses to be recorded as a result of the sale and their timing.  More information about the risks and uncertainties relating to these and other forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008; and its Quarterly Reports on Form 10-Q for the periods ended: March 31, 2009; June 30, 2009; and September 30, 2009, all of which are available free of charge on the SEC’s website at www.sec.gov or Dynegy’s website in the Investor Relations section at www.dynegy.com.  Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.  (DYNC)